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                                 News Release
                                                                      Exhibit 99

Allin Communications Corporation                               Telephone:
400 Greentree Commons                                          (412) 928-8800
381 Mansfield Avenue                                           Telefax:
Pittsburgh, Pennsylvania  15220-2751                           (412) 928-0887

              Allin Communications Acquires KCS Computer Services

 Allin Takes First Step Under Expansion Strategy to Acquire Regionally Dominant
                          Microsoft Solution Partners

Thursday, August 13, 1998
For Release at 4:30 pm EDT

     Pittsburgh, PA: Allin Communications Corporation (NASDAQ: ALLN) announced today that it has acquired KCS Computer Services, Inc. ("KCS"), a Microsoft Solutions Provider Partner headquartered in Pittsburgh with offices in Cleveland, Ohio and Erie, Pennsylvania. A privately held firm, KCS provides technology services nationwide through 123 information technology professionals. The acquisition represents an important step in Allin's previously announced strategy to expand the geographic scope of the company's consulting services business through acquisitions. Allin's acquisition strategy will continue to focus on Microsoft Solution Provider Partners, or quality Microsoft Solution Providers who can quickly be upgraded to Partner status.

     Under the terms of the acquisition, valued at approximately $16 million, Allin has acquired all of the outstanding stock of KCS. The acquisition combines KCS with Allin's Kent Consulting Group, a Microsoft Solutions Partner based in the San Francisco Bay Area. Both organizations will operate under the Allin Consulting Services banner. Microsoft Solutions Provider Partners are an elite group of organizations who provide support for Microsoft products and who have met Microsoft's stringent requirements relating to training and marketing. Microsoft and its Partners also jointly develop formal yearly business plans to address their clients' needs. Additionally, Microsoft and its Partners conduct joint marketing calls, strategy sessions and quarterly reviews of these business plans.

     KCS's chief operating officer, Ron Pearce, who is responsible for day-to-day operations, will remain with KCS in the same capacity and will report to Les Kent, Allin's president. Jim Kelly, KCS's president, will join Allin's board of directors but, consistent with KCS's present structure, will not be involved in the day-to-day operations of the company.

     "KCS is a well run company with depth in the management ranks, a concentration in Microsoft solutions, and a presence in one of the primary markets we have targeted to expand our consulting services business," said Rich Talarico, chairman and CEO of Allin. "Ron Pearce brings to Allin a strong background in sales, recruiting and management in the IT services industry and will strengthen our management team as we pursue our growth strategy. Les Kent will be responsible for integrating the organizations and ensuring that Allin Consulting's best practices are instituted across the organization as we meld KCS and any other additional organizations into the Allin family."
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     Les Kent commented, "The addition of KCS to Allin Consulting is a first step in fulfilling our vision of a network of regionally dominant Microsoft Solution Partners. We believe that it will become increasingly difficult for the smaller independents to gain access to the capital necessary to grow their business and still meet Microsoft's rising standards for qualifying as a Solutions Provider Partner. At the same time, we expect Microsoft's Windows NT operating system to continue its explosive growth through the year 2000 and beyond, which should intensify demand for the high-end consulting services that Microsoft Solution Provider Partners can provide. A major component of our growth strategy is to acquire well run organizations who will benefit from our experience in the market and our access to capital."

     Jim Kelly explained, "My decision to consummate the sale with Allin was driven by the desire that Rich, Les and I share, to create a national information technology firm comprised of Microsoft Solution Provider Partners. I am looking forward to participating in this acquisition strategy from the board level and as an investor in the Company."

     The company will hold a conference call for securities analysts and investors to discuss the acquisition on Friday, August 14, 1998 at 8:30 am EDT. To join the call, dial 800/611-1148 and inform the operator that you are calling regarding the Allin Communications overview.

     For additional information about Allin Communications and its subsidiary companies, visit the Company's Internet site on the World Wide Web at [http://www.allin.com].

     Allin Communications Corporation is a technology development and services company that specializes in Windows NT-based software development, engineering and network integration services, operation and integration services focused on interactive television and digital photography applications. The Allin Consulting business unit provides Windows NT-based software design, engineering and network solutions for corporate clients worldwide. The Allin Interactive business unit is the leading supplier of interactive television systems to the cruise-line industry and offers fully integrated interactive television solutions for cruise lines, hospitals, hotels, and other markets.

  Statements contained in this press release that utilize terms such as "first step", "believe", "will", "should", "is to acquire" and "expect" are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, and are subject to the safe harbors created thereby. These statements are based on a number of assumptions that could ultimately prove inaccurate and, therefore, there can be no assurance that they will prove to be accurate. Factors which could cause actual results to differ include the Company's limited operating history, the effect of recent losses and accumulated deficit, limitations on the Company's ability to implement its acquisition strategy, dependence on key personnel, the need for management of growth and competitive market conditions. These are representative of factors which could affect the outcome of the forward looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Allin undertakes no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.
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CONTACT:    Dean C. Praskach                      Phone:         (412) 928-2022
            Vice President - Finance              Telefax:       (412) 928-0225
            Allin Communications Corporation      E-mail:   dpraskach@allin.com